Exhibit 2.1

Execution Copy

SHARE TRANSFER, EXCHANGE AND CONTRIBUTION AGREEMENT

by and among

CELLULAR TECHNICAL SERVICES COMPANY, INC.

and

SAFESTITCH LLC

and

THE MEMBERS OF SAFESTITCH LLC

Dated: July 25, 2007

i

ii

iii

SHARE TRANSFER, EXCHANGE AND CONTRIBUTION AGREEMENT

        This Share Transfer, Exchange and Contribution Agreement (the “Agreement”) is made and entered into as of July 25, 2007 by and among (i) CELLULAR TECHNICAL SERVICES COMPANY, INC., a Delaware corporation (“Parent”), (ii) SAFESTITCH LLC, a Virginia limited liability company (the “Company”) and (iii) the members of the Company all of whom are identified on Schedule 1 hereto (the “Company Members”).

RECITALS

        WHEREAS, the parties are entering into this Agreement in connection with and as part of a single transaction whereby Parent is acquiring all of the issued and outstanding Membership Interests in the Company from and all of which are held by, the Company Members, in exchange for an aggregate of 11,256,369 shares of the Common Stock, par value $.01 of Parent (“Parent Common Stock”) in a transaction intended to qualify as transfers to a controlled corporation under Section 351(a) of the Internal Revenue Code of 1986, as amended and Treasury Regulations thereunder; and

        WHEREAS, the Parent desires to acquire from the Company Members, and the Company Members desire to contribute to the Parent, all the Membership Interests in the Company in consideration for the number of shares of Parent Common Stock set forth above; and

        WHEREAS, in connection with the foregoing, the Board of Directors of the Parent and the Company Members have declared, with the Board of Directors of Parent having received a fairness opinion from an independent financial advisor or investment banking firm of national reputation and standing, a copy of which has been provided to the Company, which states that the transactions contemplated herein are fair to the shareholders of Parent from a financial point of view, that this Agreement is advisable, fair and in the best interests of Parent’s stockholders and the Company Members, respectively, and have approved such transfer, exchange and contribution and upon the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties agree as follows:

ARTICLE I
THE TRANSACTION

        1.1  The Transaction(a) . The parties hereto shall effect the transfer, exchange and contribution of all of the issued and outstanding Company Interests (the “Transaction”), pursuant to which the Company Members hereby agree to transfer, exchange and contribute to Parent, and Parent hereby agrees to acquire from the Company Members at the Closing (as defined in Section 1.2 hereof), all Membership Interests owned, beneficially and of record, by the Company Members, in consideration for the shares of Parent Common Stock as set forth in Section 2.1(a) hereof. Schedule 1.1 attached hereto sets forth the allocation of the shares of Parent Common Stock among the Company Members.

        1.2         Closing Date(a) . Subject to the terms and conditions of this Agreement, the closing of the Transaction and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Troutman Sanders LLP, 405 Lexington Avenue, New York, New York, at a time and on a date to be designated by the parties (the time and date upon which the Closing actually occurs being referred to herein as the “Closing Date”), which shall be no later than the third business day after the satisfaction or waiver of the conditions set forth in Article VII hereof (other than those conditions which by their terms are to be satisfied or waived as of the Closing). At the Closing, in addition to the other documents and instruments set forth in Article VII hereof, Parent shall deliver to the Company Members (i) stock certificates registered in the name of each Company Member representing the appropriate number of shares of Parent Common Stock to be issued to such Company Member in accordance with the provisions of Section 2.1 and (ii) such other documents and instruments as are reasonably required by the Company to be delivered to the Company Members; and the Company Members shall deliver to Parent (a) duly executed assignment documents with respect to the Company Interests, which Company Interests, in the aggregate, shall equal all of the outstanding Company Interests of the Company as of the Closing Date, free and clear of any and all liens and encumbrances and (b) such other documents and instruments as are reasonably required by Parent to be delivered to Parent.

        1.3         Directors; Officers.

                 (a)       Directors of Parent. As of the Closing, in connection with the resignations provided for in Section 5.10 hereof, the Board of Directors of Parent shall be as set forth on Exhibit A. At or prior to the Closing, Parent shall take all corporate action necessary to cause the composition of Parent’s Board of Directors to be as set forth in such Exhibit A.

                 (b)       Directors of the Company. The directors of the Company after the Closing shall be the same as the directors of the Parent.

                 (c)       Officers of Parent; Officers of the Company. Immediately following the Closing, the officers of Parent shall consist of those individuals appointed by the Board of Directors of Parent at the Closing, as detailed in Exhibit A attached hereto; and the managers and officers of the Company shall consist of those individuals appointed by the Board of Directors of the Company at the Closing.

        1.4         Intent to Qualify as a Tax Free Exchange Under Section 351(a) of the Code(a) . The parties intend that the Transaction shall qualify as a tax-free exchange by the Company Members under Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE II
EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

      2.1         Transfer, Exchange and Contribution of Company Interests.

                 (a)        At the Closing, the Company Members will transfer, exchange and contribute to Parent and Parent will acquire from the Company Members, all issued and outstanding Company Interests in exchange for 11,256,369 fully paid and nonassessable shares of Parent Common Stock, such shares of Parent Common Stock to be allocated to the Company Members pro rata, based on their respective ownership of the Company as set forth in Schedule 1.1.

                 (b)        Upon consummation of the transactions contemplated hereby, all issued and outstanding Company Interests shall be owned, beneficially and of record, by Parent.

                 (c)        Any membership interests of the Company held in the treasury of the Company, if any, each equity security of the Company (other than the Company Interests), if any, any debt or other securities convertible into or exercisable for the purchase of the Company Interests, if any, and securities of the Company held by Parent, if any, issued and outstanding immediately prior to the Closing Date shall be canceled at the Closing Date without payment of any consideration therefore and without any conversion thereof.

        2.2         Issuance of Certificates(a) . At the Effective Time, Parent will deliver stock certificates reflecting the Parent Common Stock contemplated to be issued pursuant to Section 2.1 to the Company Members.

        2.3         No Further Ownership Rights in Company Interests(a) . The consideration issued in accordance with the terms of this Article II upon exchange of the Company Interests shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Interests. If, after the Closing, any certificates or other documents formerly representing Company Interests are presented to the Parent for any reason, they shall be canceled and exchanged as provided in this Article II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
AND THE COMPANY MEMBERS

        References herein to the Company Disclosure Schedule shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered on the date hereof by the Company to Parent.

        The Company and the Company Members hereby, jointly and severally, represent and warrant to Parent as follows:

        3.1         Corporate Organization(a) . The Company is a limited liability company duly organized, validly existing and in good standing, under the laws of the State of Virginia and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign entity to do business, and, where applicable is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. The Company does not, directly or indirectly, own any stock or other equity interests in, or act as a general partner or managing member of, any corporation, limited liability company, partnership, joint venture or other legal entity.

      3.2         Capitalization.

                 ( a) All members of the Company and their respective Company Interests (the "Company Members") are listed in the Company Disclosure Schedule.

                 (b)        Except as disclosed in the Company’s Disclosure Schedule: (i) there are no Company Interests issuable upon exercise of outstanding options or outstanding warrants to purchase Company Interests or upon conversion of convertible securities; (ii) all issued and outstanding Company Interests have been and will be duly authorized and validly issued, are and will be fully paid, nonassessable and free of preemptive rights; and (iii) neither the Company nor any of the Company Members has granted or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscription or issuance of any Company Interests of the Company or any securities representing the right to purchase, convert into, subscribe or otherwise receive any such Company Interests or any securities convertible into any such Company Interests, and there are no agreements or understandings with respect to voting of any such Interests.

                 (c)        All of the issued and outstanding Company Interests are owned beneficially and of record by the Company Members. The Company Members now have, and on the Closing Date will have, good and marketable title to and unrestricted power to transfer the Company Interests, free and clear of any lien or encumbrance. Nothing set forth on the Company Disclosure Schedule affects the ability of any of the Company Members to transfer the Company Interests to Parent at the Closing, free and clear of any lien or encumbrance and, notwithstanding the Company Disclosure Schedule, the Company Interests shall be transferred to Parent free and clear of any lien or encumbrance.

        3.3         Authority(a) . The Company has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder, the Transaction and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company or the Company Members are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, this Agreement constitutes a legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors’ rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies. No vote of: (i) any creditor of the Company; or (ii) any holder of any option or warrant granted by Company is necessary in order to approve this Agreement, or to approve or permit the consummation of the Transaction and the other transactions contemplated by this Agreement.

        3.4         No Conflict; Required Filings and Consents. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof, nor compliance by the Company with any of the terms or provisions hereof, will: (i) conflict with or violate any provision of the Company’s Certificate of Formation or limited liability company operating agreement, as amended to the date of this Agreement (the “Company Charter Documents”), (ii) subject to compliance with the requirements set forth in the Company Disclosure Schedule, conflict with or violate any law, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its properties or assets are bound or affected. Except as set forth on the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”) or other third party with respect to the Company.

      3.5         Financial Statements.

                 (a)        The Company has delivered to Parent copies of: (i) the balance sheets of the Company as of December 31, 2006 and December 31, 2005, and the statements of operations, members’ equity and cash flows for the years ended December 31, 2006 and for the period from September 15, 2005 (inception) through December 31, 2005, in each case accompanied by the audit report of Reznick Group PC, independent accountants with respect to the Company, and (ii) the unaudited balance sheets of the Company as of June 30, 2007 (the “Company June Balance Sheet”) and the unaudited statements of operations, and members’ equity and cash flows for the six-month period ended June 30, 2007 (collectively, the “Company Financial Statements”). The Company Financial Statements (including the related notes) have been prepared in accordance with United States generally accepted accounting principles consistently applied (“GAAP”) during the periods involved (except as may be indicated therein or in the notes thereto), and present fairly the consolidated financial position of the Company as of the respective dates set forth therein, and the consolidated results of the Company’s operations and its cash flows for the respective periods set forth therein in accordance with GAAP (subject, in case of any unaudited interim financial statements, to normal year-end adjustments).

                 (b)        The books and records of the Company are being maintained in material compliance with applicable legal and accounting requirements. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, and (ii) access to assets is permitted only in accordance with management’s general or specific authorization. The Company has disclosed, based on its most recent evaluation, to the Company’s outside auditors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Any such significant deficiency, material weakness or fraud is described on the Company Disclosure Schedule.

                 (c)        Except as and to the extent reflected, disclosed or reserved against in the Company June Balance Sheet, the Company has not, since June 30, 2007, incurred any Liabilities, material to the business, operations, assets, financial condition or prospects of the Company which are required by GAAP (consistently applied) to be disclosed in such financial statements or the notes thereto which have not been either disclosed in the Company Disclosure Schedule or paid in full prior to the date hereof, except for those Liabilities incurred in the ordinary course of business consistent with past practice or in connection with the Transaction, including without limitation, Transaction Expenses (as defined in Section 9.1).

        “Liabilities” means all debts, liabilities, demands, expenses, commitments and obligations, (whether absolute, accrued or not, known or unknown, disclosed or undisclosed, fixed or contingent, asserted or unasserted, liquidated or unliquidated).

        3.6         Absence of Certain Changes or Events(a) . There has not been any Company Material Adverse Effect since December 31, 2006 and, to the best of the knowledge of the Company and each of its Members (the “Company’s knowledge”), no fact or condition exists which is likely to cause such a Company Material Adverse Effect in the future.

        Except as set forth in the Company Disclosure Schedule, the Company has not taken or permitted any of the actions set forth in Section 5.2 hereof between December 31, 2006 and the date hereof and, except for execution of this Agreement, the Company has conducted its business only in the ordinary course, consistent with past practice.

        3.7         Legal Proceedings(a) . The Company is not a party to any, and there are no pending or, to the best of the Company’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against the Company or any officer or director of the Company. The Company is not a party to any pending order, judgment or decree entered in any lawsuit or proceeding.

        3.8         Compliance with Law(a) . The business of the Company has been conducted in all material respects in accordance with all applicable federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, laws, ordinances, principles, rules, regulations, orders and other requirements of governmental and self-regulating authorities, including, without limitation, all environmental laws, all laws, regulations and orders relating to anti-trust, trade regulation, employment practices and procedures, the health and safety of employees and consumer credit laws. To the Company’s knowledge, the Company has not received any notice of alleged violations of any laws, rules, regulations, orders or other requirements of governmental or self-regulatory authorities.

        3.9         Material Agreements(a) . Except as disclosed in the Company Disclosure Schedule, the Company is not a party to or otherwise bound by any written or oral contract or instrument or other restriction which individually or in the aggregate is material to the business, financial condition, operations or property of the Company. The Company has performed in all material respects all the obligations required to be performed by it to date, has received no notice of default and is not in default (with due notice or lapse of time or both) under any lease, agreement or contract described in the Company Disclosure Schedule. The Company has no knowledge of any breach or anticipated breach by the other party to any lease, agreement or contract described in the Company Disclosure Schedule.

      3.10         Intellectual Property Assets.

                 (a)        The Company Disclosure Schedule sets forth an accurate and complete list of all patents, patent rights, patent applications (collectively, the “Patents”), trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets and know-how and all applications for such which are in the process of being prepared, owned by or registered in the name of (or otherwise on behalf of) the Company, or of which the Company is a licensor or licensee or in which the Company has any right (collectively, the “Intellectual Property”).

                 (b)        The Company is the owner or licensee of all right, title and interest in and to each item of the Intellectual Property, free and clear of all liens and encumbrances, and has the right to use such Intellectual Property without payment to a third party, other than in respect of licenses disclosed on Schedule 3.10 of the Company Disclosure Schedule and as set forth in such license agreements.

                 (c)        No claim is pending against or, to the best of the Company’s knowledge, threatened against the Company to the effect that the operations of the Company infringe upon or conflict with the asserted rights of any other person under any Intellectual Property, and, to the Company’s knowledge, there is no basis for any such claim (whether or not pending or threatened). No claim is pending or, to the best of the Company’s knowledge, threatened to the effect that any such Intellectual Property owned or licensed by the Company, or which the Company otherwise have the right to use, is invalid or unenforceable by the Company, and, to the best of the Company’s knowledge, there is no basis for any such claim (whether or not pending or threatened).

                 (d)        The Company has not granted or assigned to any other person or entity any right to manufacture, have manufactured or assemble the products or proposed products of the Company or to provide the services or proposed services of the Company.

                 (e)        Except as disclosed on the Company Disclosure Schedule, the Company does not have any obligation to compensate any person for the use of any Intellectual Property nor has the Company granted to any person any license or other rights to use in any manner any Intellectual Property of the Company.

                 (f)        To the Company’s knowledge, all of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees). No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding.

                 (g)        All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

        3.11         Filing of Tax Returns and Payment of Taxes(a) . The Company has timely filed all tax returns required to be filed by it, each such tax return has been prepared in compliance with all applicable laws and regulations, and all such tax returns are, to the Company’s knowledge, true, accurate and complete in all material respects. All taxes that have become due and payable by the Company have been timely paid. The Company has made available to Parent true, correct and complete copies of all tax returns with respect to income taxes filed by or with respect to it with respect to taxable periods ended on or after December 31, 2005. To the Company’s knowledge, there is no action, suit, taxing authority proceeding, or audit with respect to any tax now in progress, pending, or, to the best knowledge of the Company, threatened, against or with respect to the Company. To the Company’s knowledge, there are no outstanding adjustments, deficiencies, additional assessments or refund claims proposed or outstanding with respect to any tax or tax return of the Company. The Company is not a party to or bound by any tax sharing or allocation agreement and has no current or potential contractual obligation to indemnify any other person with respect to taxes.

        3.12         Transactions With Affiliates(a) . Except as disclosed in the Company Disclosure Schedule, no affiliate, as such term is defined in Rule 405 promulgated under the Securities Act, of the Company (i) has any material direct or indirect interest in any entity which transacts business with the Company, (ii) has any direct or indirect interest in any property, asset or right which is used by the Company in the conduct of its business, (iii) has any other contractual relationship with the Company in respect of its business (other than employment agreements and option agreements in the ordinary course of business), (iv) owns any asset used by the Company in connection with its business or (v) has made or received any loans or other debt financing to or from the Company other than compensation described in the Company Disclosure Schedule.

        3.13         Broker’s and Other Fees(a) . The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, including the Transaction.

        3.14         Title to Assets(a) . The Company does not own any real property and has good and marketable title in all personal property owned by the Company that is material to its business, in each case free and clear of all liens and encumbrances. Any real property and facilities held under lease by the Company are held by the Company under valid, subsisting and enforceable leases.

        3.15         Section 351(a) of the Code Transaction(a) . Company Members presently own 1,645,000 shares of Parent Common Stock. The Company and Company Members have not taken any action, nor will the Company or Company Members take any action, that the Company or Company Members know may prevent the Transaction from receiving the benefits provided by Section 351(a) of the Code as a result of the Transaction.

        3.16         Insurance(a) . The Company maintains third party liability, fire, theft, equipment and employee claim insurance and such other customary insurance policies of types and in amounts as necessary to conduct its business.

        3.17         Securities Laws Representations. Each of the Company Members represents and warrants, with respect to itself, to Parent as follows:

                 (a)        The Company Member is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

                 (b)        The Company Member has sufficient knowledge and experience in investing in companies similar to Parent so as to be able to evaluate the risks and merits of its investment in Parent and it is able financially to bear the risks thereof.

                 (c)        The Company Member has adequate means of providing for its current financial needs and possible contingencies that may face it and has no need for liquidity in its investment in the Parent.

                 (d)        It is the present intention that the Parent Common Stock being acquired by the Company Member is being acquired for investment and not with a present view to or for sale in connection with any distribution thereof. The Company Member further represents that the Company Member does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or any third person with respect to the Parent Common Stock.

                 (e)        The Company Member understands that (i) the Parent Common Stock has not been registered under the Securities Act by reason of its issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 promulgated under the Securities Act, (ii) the Parent Common Stock must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) the Parent Common Stock will bear a legend to such effect, and (iv) Parent will make a notation on its transfer books to such effect. The Company Member further acknowledges that if an exemption from registration is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale and the holding period for the Parent Common Stock.

                 (f)        The Company Member has had an opportunity to ask questions and receive answers relating to such matters, including, but not limited to, those matters set forth herein.

        3.18         Permits(a) . The Company has all and is not in default under any approvals, consents, licenses, permits, waivers, or other authorizations issued, granted, given, or otherwise made available by or under the authority of any governmental body or pursuant to any applicable laws necessary for the conduct of its business as now conducted.

        3.19         Employee Relations(a) . The Company is not a party to any collective bargaining agreement nor does the Company employ any member of a union. The Company believes that its relations with its employees are good. No executive officer of the Company has notified the

Company that such executive officer intends to leave the Company or otherwise terminate such employee’s employment with the Company. The Company is in compliance with all applicable laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours.

        3.20         Environmental Laws(a) . The Company (i) is in compliance in all material respects with any and all environmental laws applicable to the Company, (ii) has received all permits, licenses or other approvals required of the Company under applicable environmental laws to conduct its business and (iii) is in compliance all material respects with all terms and conditions of any such permit, license or approval.

        3.21         Disclosure(a) . No representation or warranty contained in Article III of this Agreement, the Schedules and Exhibits to this Agreement and in any certificate delivered in accordance herewith contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary to make the statements herein in light of the circumstances under which they were made, not misleading as of the date made or reaffirmed.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

        References herein to the Parent Disclosure Schedule shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, and any other sections or subsections to which it is readily apparent from a reading of such disclosure, which have been delivered on the date hereof by Parent to the Company.

        Parent hereby represents and warrants to the Company as follows:

        4.1         Corporate Organization(a) . Parent is a corporation duly organized and validly existing and in good standing, under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Parent is duly qualified or licensed as a foreign corporation to do business, and, where applicable, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. Except as set forth in the Parent SEC Filings (as defined in Section 4.7 hereof), Parent does not, directly or indirectly, own any stock or other equity interests in, or act as a general partner or managing member of, any corporation, limited liability company, partnership, joint venture or other legal entity.

        4.2         Capitalization. The authorized capital stock of Parent consists of 30,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, $.01 par value per share (“Parent Preferred Stock”). As of the date hereof, there are 4,794,257 shares of Parent Common Stock issued and outstanding and no shares of Parent Preferred Stock issued and outstanding. As of the date hereof, there are 59,800 shares of Parent Common Stock issuable upon exercise of outstanding stock options (“Parent Stock Options”) under its outstanding stock option plans (collectively, the “Parent Stock Option Plans”), no shares of Parent Common Stock issuable upon exercise of outstanding stock options outside of the Parent Stock

Option Plans, no shares of Parent Common Stock issuable upon exercise of outstanding warrants to purchase shares of Parent Common Stock and no shares of Parent Common Stock issuable upon exercise of outstanding convertible securities. Parent has previously furnished to the Company true and complete copies of the option plans and grant agreements pursuant to which the Parent Stock Options were granted and a true and complete list of each outstanding Parent Stock Option. All issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. Except for the Parent Stock Options disclosed in the Parent Disclosure Schedule, Parent has not granted and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscription or issuance of any shares of capital stock of Parent or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares. No additional subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscribing or issuance of any shares of capital stock of Parent or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares shall be issued, granted or entered into and no Parent Stock Options shall be exercised prior to Closing.

        4.3         Authority(a) . Parent has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, the Transaction and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and the performance by Parent of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or for Parent to perform its obligations hereunder, including the issuance of Parent Common Stock in connection with the Transaction. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Company, the Transaction and other transactions contemplated by this Agreement, constitutes a legal and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors’ rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies. No vote of: (i) any creditor of Parent; or (ii) any holder of any option or warrant granted by Parent; is necessary in order to approve this Agreement, or to approve or permit the consummation of the Transaction and the other transactions contemplated by this Agreement.

        4.4         No Conflict; Required Filings and Consents(a) . Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby in accordance with the terms hereof, nor compliance by Parent with any of the terms or provisions hereto will: (i) conflict with or violate any provision of Parent’s Certificate of Incorporation and By-Laws as amended to the date of this Agreement (the “Parent Charter Documents”); (ii) subject to compliance with the requirements set forth in the Parent Disclosure Schedule, conflict with or violate any law, rule, regulation, order, judgment, writ, decree or injunction applicable to Parent or any of its properties or assets; or (iii) violate, conflict with, result in any breach of any provisions of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Parent under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent is a party or by which Parent or its properties are bound or affected. Except as disclosed in the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party with respect to Parent.

      4.5         Financial Statements.

                 (a)        The Parent SEC Filings (as defined below) set forth copies of the balance sheets of Parent as of March 31, 2007 (the “Parent March Balance Sheet”), December 31, 2006 and December 31, 2005, and the statements of operations and shareholders’ deficit and cash flows for the years ended December 31, 2006, 2005 and 2004, accompanied by the audit report of Stonefield Josephson, Inc., independent public accountants for the fiscal year ended December 31, 2005 and accompanied by the audit report of Eisner LLP for the fiscal year ended December 31, 2006 (collectively, the “Parent Financial Statements”). The Parent Financial Statements (including the related notes) have been prepared in accordance with United States GAAP during the periods involved (except as may be indicated therein or in the notes thereto), and present fairly the consolidated financial position of Parent as of the respective dates set forth therein, and the consolidated results of Parent’s operations and its cash flows for the respective periods set forth therein in accordance with GAAP (subject, in case of any unaudited interim financial statements, to normal year end adjustments).

                 (b)        The books and records of Parent are being maintained in material compliance with applicable legal and accounting requirements. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Parent has disclosed, based on its most recent evaluation, to Parent’s outside auditors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Any such significant deficiency, material weakness or fraud is described on Schedule 4.5 to the Parent Disclosure Schedule.

                 (c)        Except as and to the extent reflected, disclosed or reserved against in the latest audited financial statements included within the Parent Financial Statements (including the notes thereto), Parent has not since March 31, 2007 incurred any Liabilities material to its business, operations, assets, financial condition or prospects which are required by GAAP (consistently applied) to be disclosed in such financial statements or the notes thereto which have not been either disclosed in Parent Disclosure Schedule or paid in full prior to the date hereof, except for those Liabilities incurred in the ordinary course of business consistent with past practice or in connection with the Transaction, including without limitation, the Transaction Expenses (as defined in Section 9.1).

        4.6         Filing of Tax Returns and Payment of Taxes(a) . Parent has timely filed all tax returns required to be filed by it, each such tax return has been prepared in compliance with all applicable laws and regulations, and all such tax returns are true, accurate and complete in all material respects. All taxes that have become due and payable by Parent have been timely paid. Parent has made available to the Company true, correct and complete copies of all tax returns with respect to income taxes filed by or with respect to it with respect to taxable periods ended on or after December 31, 2003. There is no action, suit, taxing authority proceeding, or audit with respect to any tax now in progress, pending, or, to the best knowledge of Parent, threatened, against or with respect to Parent. There are no outstanding adjustments, deficiencies, additional assessments or refund claims proposed or outstanding with respect to any tax or tax return of Parent. Parent is not a party to or bound by any tax sharing or allocation agreement and has no current or potential contractual obligation to indemnify any other person with respect to taxes.

        4.7         SEC Filings(a) . Parent has previously made available to the Company a complete copy of each filing by Parent with the SEC since December 31, 2003 pursuant to the Securities Act or the Exchange Act. Except as set forth in the Parent Disclosure Schedule, Parent has filed or furnished, as applicable, on a timely basis all forms, statements, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act (including in accordance with validly granted extensions for filing under the Exchange Act) (collectively, the “Parent SEC Filings”), and will timely file (including in accordance with validly granted extensions for filing under the Exchange Act), all reports, proxy statements, registration statements and filings that Parent will be required to file with the SEC under the Securities Act and the Exchange Act, all of which complied or will comply in all material respects with all applicable requirements of the Securities Act, the Exchange Act the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Parent SEC Filings as the case may be, including Regulation S-X. All documents required to be filed as exhibits to Parent SEC Filings have been so filed. Parent has no material contracts except for agreements listed in the Parent Disclosure Schedule and agreements with its optionholders, which agreements are in full force and effect. Parent is not in material default with respect to such option agreements. As of their respective dates, the Parent SEC Filings, as well as each such report, proxy statement, registration statement, form or other document to be filed by Parent with the SEC after the date hereof and prior to the Closing Date, including without limitation, any financial statements or schedules included therein, did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        4.8         Absence of Certain Changes or Events(a) . There has not been any Parent Material Adverse Effect since December 31, 2006 and, to the best of Parent’s knowledge, no facts or condition exists which is likely to cause such a Parent Material Adverse Effect in the future.

        Parent has not taken or permitted any of the actions set forth in Section 5.2 hereof between December 31, 2006 and the date hereof and, except for execution of this Agreement, Parent has conducted its business only in the ordinary course, consistent with past practice.

        4.9         Absence of Business Operations (a). Parent has not conducted any business since the first quarter of 2004.

        4.10         Legal Proceedings(a) . Except as disclosed in the Parent Disclosure Schedule, Parent is not a party to any, and there are no pending or, to the best of Parent’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Parent or any officer or director of Parent in his or her capacity as such. Except as disclosed in the Parent Disclosure Schedule, Parent is not a party to any order, judgment or decree entered in any lawsuit or proceeding.

        4.11         Compliance with Law(a) . The business of Parent has been conducted in all material respects in accordance with all applicable federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, laws, ordinances, principles, rules, regulations, orders and other requirements of governmental and self-regulating authorities, including, without limitation, all environmental laws, all laws, regulations and orders relating to anti-trust or trade regulation, employment practices and procedures, the health and safety of employees and consumer credit and the United States Foreign Corrupt Practices Act of 1977. Parent has not received any notice of alleged violations of any laws, rules, regulations, orders or other requirements of governmental or self-regulatory authorities.

        4.12         Certain Regulatory Matters(a) . Parent has not received any notice that the US Justice Department or the SEC has initiated, commenced or threatened to initiate any action (i) to enjoin its business activities; or (ii) alleging any civil or criminal violations of law by it nor is it aware of any circumstances which may give raise to any such action.

        4.13         Broker’s and Other Fees(a) . Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, including the Transaction.

        4.14         Parent Common Stock. At the Closing, the Parent Common Stock to be issued pursuant to the Transaction will be duly authorized and validly issued, fully paid, nonassessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through Parent, with no personal liability attaching to the ownership thereof.

       4.15        Section 351(a) of the Code Transaction(a) . Parent has not taken any action and will not take any action that Parent knows may prevent the Transaction from receiving the benefits provided by Section 351(a) of the Code.

        4.16         Disclosure(a) . No representation or warranty contained in Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary to make the statements herein, in light of the circumstances under which they were made, not misleading as of the date made or reaffirmed.

ARTICLE V
COVENANTS OF THE PARTIES

                 5.1        Conduct of Business(a) . During the period from the date of this Agreement to the Closing Date, each of Parent and the Company shall:

    (i)        conduct its business and utilize its cash and cash equivalents only in the ordinary course and consistent with prudent and prior business practice, except for transactions permitted hereunder, or with the prior written consent of the other party, which consent will not be unreasonably withheld; and

(ii) confer on a reasonable basis with each other regarding operational matters and other matters related to the Transaction.

        5.2         Prohibited Actions Pending Closing(a) . Except as provided in this Agreement and as disclosed in either the Company Disclosure Schedule or Parent Disclosure Schedule, during the period from the date of this Agreement to the Closing Date, neither of the Company or Parent shall:

(i) amend or otherwise change the Company Charter Documents or the Parent Charter Documents, as the case may be, or other governing documents;

    (ii)        issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to, any shares of their capital stock or any other of their securities or permit any option holder to exercise any outstanding options;

    (iii)        declare, set aside, make or pay any dividend or other distribution to its shareholders or members, as the case may be, or redeem, purchase or otherwise acquire, directly or indirectly, any of their capital stock, or authorize or effect any split-up or any recapitalization or make any changes in their authorized or issued capital stock;

    (iv)        sell, license or otherwise dispose of, or agree to sell, license or dispose of, any of its assets or properties, other than any assets or properties where such sale, license or disposition occurs or is to occur in the ordinary course of business consistent with past practice;

(v) take any action or omit to take any action for the purpose of preventing, delaying or impeding the consummation of the Transaction or the other transactions contemplated hereby;

(vi) pay any finders or investment bankers’ fees in connection with the transactions contemplated by this Agreement; or

(vii) take any action prior to the Closing Date which would materially breach any of the representations and warranties contained in this Agreement.

        5.3         Litigation(a) . Each of Parent and the Company shall promptly notify the other party of (a) any lawsuits, claims, proceedings or investigations of which it has knowledge which after the date hereof are threatened or commenced against it or against any of its officers, directors, employees, consultants, agents or shareholders with respect to or affecting its business or (b) any material change in the status of legal proceedings reported in the Company Disclosure Schedule or the Parent Disclosure Schedule, whichever is applicable.

        5.4         Current Information(a) . During the period from the date of this Agreement to the Closing Date, each of the Company and Parent will cause one or more of its designated representatives to confer with representatives of the other party regularly regarding its business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. Each of Parent and the Company shall promptly notify the other party of any material events regarding its business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. Parent shall use its commercially reasonable efforts to file its Exchange Act reports with the SEC on a timely basis, including compliance with the requirements of Form 8-K as it pertains to “shell companies” after consummation of the Transaction (the “Transaction Form 8-K”), and shall provide copy of the Exchange Act report in draft form to the Company at least one Business Day (as defined below) prior to the proposed filing date. “Business Day”: any day (other than Friday, Saturday or Sunday) on which clearing banks are open for a full range of banking transactions in New York. The Company and Company Members shall cooperate with the Parent with respect to the Transaction Form 8-K.

        5.5         Governmental Consents(a) . The parties hereto will cooperate with each other and use all reasonable efforts to prepare, file and diligently pursue all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as possible. The parties shall each have the right to review in advance all filings with, including all information relating to the other, as the case may be, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement.

        5.6         Further Assurances(a) . Subject to the terms and conditions herein provided, each of Parent and the Company agrees to use reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Parent and the Company shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

        5.7         Public Announcements(a) . Parent and the Company shall cooperate with each other in the development and distribution of all news releases and other public filings and disclosures with respect to this Agreement or the Transaction contemplated hereby, and Parent and the Company agree that unless approved mutually by them in advance, they will not issue any press release or written statement for general circulation relating primarily to the transaction contemplated hereby, except as may be otherwise required by law or regulation in the opinion of counsel, provided that the party issuing the release will provide to the other party a draft of the release prior to issuance.

        5.8         Tax-Free Exchange Status(a) . The parties hereto shall use commercially reasonable efforts to take (or refrain from taking) any and all actions reasonably necessary to ensure that, for United States federal income tax purposes, the Transaction receives the benefits provided by Section 351(a) of the Code.

        5.9         Notice of Certain Matters(a) . Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, as the case may be, of (i) the occurrence, or non-occurrence, of any event the respective occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate and (ii) any material failure of the Company or Parent, as the case may be, to comply or satisfy any covenant, condition or agreement to be complied with under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.9, shall not relieve any party giving such notice of its obligation hereunder.

        5.10         Resignation of Officers and Directors(a) . On or prior to the Closing, Parent shall deliver, or cause to be delivered, to the Company Members the resignation of each officer and director of Parent, effective at the Closing Date, who has not been designated to sit as an officer of Parent or the Company after the Closing in accordance with Section 1.3(c) or to sit on the board of directors of Parent after the Closing in accordance with Section 1.3(a), as the case may be.

        5.11         Name Change(a) . As soon as Parent believes to be reasonably practicable, Parent shall take all necessary actions, including receipt of consents representing the requisite stockholder approval under Delaware law, to amend Parent’s Certificate of Incorporation to change Parent’s name to SafeStitch Medical Devices, Inc. or a derivative thereof and shall file an Information Statement on Schedule 14C with the SEC with respect to such amendment to its Certificate of Incorporation. Parent shall use its best efforts to cause such Information Statement to be mailed to Parent’s shareholders in accordance with the applicable rules and regulations of the SEC.

        5.12         Financial Statements(a) . As soon as practicable following the execution and delivery of this Agreement, but in no event later than 90 days after the Closing, the Company shall have initiated a system of internal accounting controls reasonably acceptable to Parent to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. From and after such time, the Company shall disclose to the Company’s outside auditors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

ARTICLE VI
OBLIGATIONS OF PARTIES AFTER CLOSING

        6.1         Survival of Representations and Warranties(a) . All representations and warranties contained in this Agreement and in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, shall survive for a period of twelve (12) months after the Closing Date, except that the representations and warranties contained in Sections 3.2 and 4.2 shall survive the Closing for the applicable statute of limitations. The covenants and agreements of the parties set forth in this Agreement shall survive indefinitely until their final fulfillment.

      6.2         Indemnification.

                 (a)        The Company Members shall (each severally and only to the extent such misrepresentation or breach relates to the holding of Company Interests of such Company Member) indemnify and defend and hold harmless Parent and its officers, directors, employees, agents, representatives and affiliates against and with respect to any and all direct damages, claims, losses, penalties, liabilities, actions, fines, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (all of the foregoing hereinafter collectively referred to as a “Loss”), arising from, in connection with or with respect to (i) (A) any misrepresentation or breach of warranty provided in Article III of this Agreement by the Company or any of the Company Members or (B) any failure to fulfill any agreement or covenant hereof on the part of the Company prior to or at, but not following the Closing, or the Company Members and (ii) any and all actions, suits, proceedings, judgments, settlements and any Losses incidental to any of the foregoing; provided, however, the Company Members shall not be required to make any indemnification payment pursuant to this Section 6.2(a) until such time as the total aggregate amount of all Losses that have been suffered or incurred by Parent exceeds $25,000 (the “Deductible”). At such time as the total aggregate amount of such Losses exceeds the Deductible, Parent shall be entitled to be indemnified against any Losses in excess of the Deductible. Notwithstanding the foregoing, in no event shall the Company Members in the aggregate be liable for any Losses arising under this Section 6.2(a) in excess of $525,000, except that there shall be no limit to the Company Members’ Liability for a breach of Section 3.2.

                 (b)        Parent shall indemnify and defend and hold harmless the Company Members against and with respect to any and all Losses, arising from, in connection with or with respect to (i)(A) any misrepresentation, breach of any warranty provided in Article IV of this

Agreement by Parent or (B) any failure to fulfill any agreement or covenant hereof on the part of Parent prior to (but not after) the Closing; and (ii) any and all actions, suits, proceedings, judgments, settlements and any Losses incidental to any of the foregoing; provided, however, Parent shall not be required to make any indemnification payment pursuant to this Section 6.2(b) until such time as the total aggregate amount of all Losses that have been directly or indirectly suffered or incurred by the Company Members exceeds the Deductible. At such time as the total aggregate amount of such Losses exceeds the Deductible, the Company Members shall be entitled to be indemnified against any Losses in excess of the Deductible. Notwithstanding the foregoing, in no event shall Parent be liable for any Losses arising under this Section 6.2(b) in excess of $525,000, except that there shall be no limit to Parent’s liability for a breach of Section 4.2.

                 (c)        If any action or proceeding be commenced, or if any claim, demand or assessment be asserted, in respect of which any party (“Indemnitee”) proposes to hold any other party (“Indemnitor”) liable under the indemnity provisions of this Section 6.2 (a “Claim”), then if the Indemnitor shall, at its option, acknowledge its indemnification obligation and notifies Indemnitee of its election to contest or defend any such Claim, such Indemnitor shall be entitled, at its sole cost and expense, to contest or defend the same with counsel of its own choosing, and Indemnitee shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the Indemnitor so long as any Indemnitor is contesting or defending the same in good faith, and Indemnitee (and its successors and assigns) shall cooperate with the Indemnitor in the contest or defense thereof (and the Indemnitor shall reimburse Indemnitee for the Indemnitee’s reasonable actual out-of-pocket expenses incurred in connection with such cooperation) and Indemnitee shall enter into any settlement with respect thereto recommended by Indemnitor so long as the amount of such settlement is paid by the Indemnitor and no obligation to perform or refrain from performing any act shall be imposed upon Indemnitee by reason thereof which could have a Company or Parent, as the case may be, Material Adverse Effect on the results of operations or financial condition of Indemnitee.

                 (d)        Notwithstanding the foregoing, any Indemnitee shall be entitled to conduct its own defense at the reasonable cost and expense of the Indemnitor if not doing so would materially prejudice the Indemnitee due to the nature of any claims or counterclaims presented or by virtue of a conflict between the interest of the Indemnitee and the Indemnitor, and provided further that in any event the Indemnitee may participate in such defense at its own expense. If Indemnitee shall have given Indemnitor thirty (30) days written notice that it intends to assume the defense of any Claim and if the Indemnitor fails to assume the defense of such Claim as provided above by the end of such thirty (30) day period or such later reasonable time (which shall be such period of time as will not result in prejudice to the rights of the Indemnitee), then the Indemnitee shall have the right to prosecute and conduct its own defense by counsel of its choice, and in connection therewith shall have full right to conduct the defense thereof and to enter into any compromise or settlement thereof with the consent of the Indemnitor (which shall not unreasonably be withheld, conditioned or delayed). Such defense shall be at the cost and expense of the Indemnitor if it is subsequently determined that the Indemnitor was obligated to defend or indemnify the Indemnitee with respect to such action, proceeding, claim, demand or assessment.

                 (e)        All indemnification payments by Company Members under this Section 6 shall be effected by the payment of cash or delivery of Parent Common Stock having a Fair Market Value equal to the amount of the Losses, or by a combination of the foregoing (as determined by the Company Members). All indemnification payments by Parent under this Section 6 shall be effected solely by the delivery of Parent Common Stock having a Fair Market Value equal to the amount of the Losses. For the purposes of this Section 6(f), “Fair Market Value” shall mean the fair market value of the Parent Common Stock as such value is (x) determined by reference to the average closing sales price of the Parent Common Stock in the market on which the Parent Common Stock is then principally traded, calculated for 20 trading days preceding the delivery date of the applicable indemnification payment, or (y), in the absence of clause (x), agreed to by Parent and the Company Members or (z), in the absence of clause (x) and (y), the fair market value determined and agreed to by two national investment banking firms (the “Appraisers”), one chosen by Parent and one chosen by the Company Members. In the absence of agreement of the Appraisers, fair market value shall be determined by a third independent appraiser mutually chosen by the Appraisers. Such determination shall be final, conclusive and binding on all parties. The costs and expenses of the appraisers shall be shared equally by Parent and the Company Members.

        6.3         Cooperation; Further Assurances(a) . From time to time, as and when reasonably requested by Parent or the Company Members, respectively, after the Closing, the other of them will execute and deliver, or cause to be executed and delivered, all such documents, instruments and consents and will use reasonable efforts to take all such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

        6.4         Initial Listing Application(a) . Promptly after the execution of this Agreement, Parent shall use its commercially reasonable best efforts, to the extent allowed under the rules of the American Stock Exchange (“AMEX”), to prepare all filings and other documents necessary to be filed with the AMEX in connection with the initial listing application for the inclusion of the Parent Common Stock on the AMEX, conduct ongoing negotiations with the AMEX with the participation of the Company and its counsel with respect to such listing, perform all acts requested by the AMEX to the reasonable satisfaction of the Company and its counsel and take other reasonable actions to cause such listing to take place as soon as reasonably practicable following the Closing.

        6.5         Rule 144 Reporting(a) . In order to enable the Company Members to make use, following the Closing Date, of the benefits of Rule 144 of the Securities Act (“Rule 144”) and any other applicable rule or regulation that may at any time permit a stockholder of Parent to sell securities of Parent to the public without registration, Parent shall, at all times after the date hereof: (i) make and keep public information regarding Parent available, as these terms are understood and defined in Rule 144, at all times; (b) file with the SEC, in a timely manner, all the reports and other documents required to be filed by Parent under the Securities Act and the Exchange Act; and (c) furnish to any Company Member forthwith, upon request, a written statement by Parent as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act and, to the extent required for compliance with Rule 144, a copy of the most recent annual or quarterly report of the Parent, and such other reports and documents of the Parent as such Company Member may reasonably request in availing itself of any rule or regulation allowing a shareholder to sell securities without registration.

ARTICLE VII
CLOSING CONDITIONS

        7.1         Conditions of Each Party’s Obligations Under This Agreement. The respective obligations of each party under this Agreement to consummate the Transaction shall be subject to the satisfaction, or, where permissible under applicable law, waiver, at or prior to the Closing of the following conditions:

                 (a)       Suits and Proceedings. No order, judgment or decree shall be outstanding against a party hereto or a third party that would reasonably be likely to prevent completion of the Transaction or any of the other transactions contemplated hereby; and no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Transaction or any other transactions contemplated hereby.

                 (b)       Credit Facility. Parent shall have entered into the Note and Security Agreement with the Frost Group LLC (the “Lender”) in an amount of $4,000,000 in the form of Exhibit B hereto. In connection therewith, Parent shall have issued to the Lender Warrants in the form of Exhibit C to purchase a number of shares of Common Stock of Parent, equal to 5% of its common stock on a fully-diluted basis after giving effect to the transactions contemplated by this Agreement.

        7.2         Conditions To the Obligations of Parent Under This Agreement. The obligations of Parent under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Closing Time, of the following conditions:

                 (a)       Representations and Warranties; Performance of Obligations of the Company. Except for those representations which are made as of a particular date, the representations and warranties of the Company and the Company Members contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. The Company and the Company Members shall have performed in all material respects the agreements, covenants and obligations to be performed by it on or prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Company Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Company Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates.

                 (b)       Officers’ Certificate. The Company shall have furnished Parent with an Officer’s Certificate, duly executed by the Company’s Chief Executive Officer (and each Company Member as to himself or herself) and dated as of the Closing Date, stating that the conditions to the Closing set forth in this Section 7.2 have been satisfied.

                 (c)       Company Material Adverse Effect. From the date of this Agreement to the Closing Date, no event shall have occurred which is reasonably likely to have a Company Material Adverse Effect. For the purposes of this Agreement, a “Company Material Adverse Effect” means a material adverse effect on the business, results of operation, financial condition or prospects of the Company.

                 (d)       Fairness Opinion. Parent shall have received a “bring-down” of the opinion it received from CRA International, Inc. stating that as of the Closing Date the Transaction is fair from a financial point of view to the shareholders of Parent.

                 (e)       Lockup Agreements. The Company Members shall have delivered to Parent an executed lockup letter agreement in the form attached hereto as Exhibit D.

                 (f)       Information for SEC Filing. Parent shall have received from the Company and the Company Members all information and documents necessary in order to satisfy its filing obligations with the SEC in connection with the Transactions, including, but not limited to, the written consent of the Company’s accountants to the inclusion of the financial statements of the Company and their reports thereon in connection therewith in such filings and any future SEC filings.

        7.3         Conditions To the Obligations of the Company and the Company Members Under This Agreement. The obligations of the Company and the Company Members under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Closing Date, of the following conditions:

                 (a)       Representations and Warranties; Performance of Obligations of Parent. Except for those representations which are made as of a particular date, the representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Parent shall have performed in all material respects, the agreements, covenants and obligations to be performed by it on or prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Parent Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Parent Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates.

                 (b)       Officers’ Certificate. Parent shall have furnished the Company with an Officer’s Certificate, duly executed by Parent’s Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date, stating that the conditions to the Closing set forth in this Section 7.3 have been satisfied.

                 (c)       Parent Material Adverse Effect. From the date of this Agreement to the Closing Date, no event shall have occurred which is reasonably likely to have a Parent Material Adverse Effect. For the purposes of this Agreement, a “Parent Material Adverse Effect” means a material adverse effect in the business, results of operation, financial condition or prospects of Parent, except for actions taken by Parent as required by this Agreement.

                 (d)       Available Cash. At the Closing, Parent shall have cash and cash equivalents in an amount of not less than $3,000,000.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

        8.1 Termination. This Agreement may be terminated prior to the Closing Date:

                 (a)        by mutual written consent of the parties hereto;

                 (b)        by Parent or the Company (i) if the Closing Date shall not have occurred on or prior to August 31, 2007 (the “Deadline Date”) unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Closing Date;

                 (c)        by Parent, if there was a material breach in any representation, warranty, covenant, agreement or obligation of the Company hereunder and such breach (provided it is curable and the Company promptly commences its effort to cure) shall not have been remedied within thirty (30) days after receipt by the Company of notice in writing from Parent to the Company specifying the nature of such breach and requesting that it be remedied;

                 (d)        by the Company, if there was a material breach in any representation, warranty, covenant, agreement or obligation of Parent hereunder and such breach (provided it is curable and Parent promptly commences its effort to cure) shall not have been remedied within thirty (30) days after receipt by Parent of notice in writing from the Company specifying the nature of such breach and requesting that it be remedied;

                 (e)        by Parent, if the conditions set forth in Section 7.2 are not satisfied and are not capable of being satisfied by the Deadline Date; or

                 (f)        by the Company, if the conditions set forth in Section 7.3 are not satisfied and are not capable of being satisfied by the Deadline Date.

        8.2         Effect of Termination(a) . In the event of the termination and abandonment of this Agreement by either Parent or the Company pursuant to Section 8.1, this Agreement (other than Sections 9.1, 9.8 and 9.11 which shall survive termination) shall forthwith become void and have no effect, without any liability on the part of any party or its officers, directors or shareholders. Nothing contained herein, however, shall relieve any party from any liability for any breach of this Agreement.

ARTICLE IX
MISCELLANEOUS

        9.1         Expenses(a) . Except as otherwise expressly stated herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) (collectively “Transaction Expenses”) shall be borne by the party incurring such costs and expenses.

        Notwithstanding any provision in this Agreement to the contrary, in the event that any of the parties shall willfully default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting party for all damages, costs and expenses, including without limitation reasonable legal, reasonable accounting and reasonable printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder, including reasonable legal fees and expenses incurred in enforcing such rights.

        9.2         Notices(a) . All notices or other communications which are required or permitted hereunder shall be in writing and delivered (a) personally, (b) by reputable overnight courier or sent by registered or certified mail, postage prepaid, or (c) by facsimile transmission as follows:

If to Parent, to:

Cellular Technical Services Company, Inc. 20 East Sunrise Highway Suite 200 Valley Stream, NY 11581 Attn: Steve Katz, Chief Executive Officer Fax:(516) 568-2440

Copy to:

Troutman Sanders LLP 405 Lexington Avenue New York, NY 10174 Attn: Edward R. Mandell Fax: (212) 704-6160

If to the Company, to:

SafeStitch LLC 4400 Biscayne Blvd. Miami, FL 33137 Attn: Steven D. Rubin, Esq. Fax:(305) 575-6049

Copy to:

Greenberg Traurig, P.A. 1221 Brickell Avenue Miami, Florida 33131 Attn: Robert L. Grossman, Esq. Fax: (305) 579-0717

or such other addresses as shall be furnished in writing by any party.

        9.3         Parties In Interest(a) . Other than as provided in Section 6.5, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Other than as provided in Section 6.5, nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

        9.4         Entire Agreement(a) . This Agreement, which includes the Disclosure Schedules and other exhibits hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire Agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto.

        9.5         Amendment(a) . This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

        9.6         Extension; Waiver(a) . The parties may, at any time prior to the Closing Date of the Transaction, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced.

        9.7         Descriptive Headings(a) . The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

        9.8         Applicable Law; Venue(a) . This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York; provided, however, that any matter involving the internal corporate affairs of Parent, Company or any other party shall be governed by the provisions of the jurisdictions of their incorporation or formation, as the case may be. Each party covenants and agrees that the Supreme Court of the State of New York located in New York City or the United States District Court for the Southern District of New York shall have exclusive personal jurisdiction and be the sole proper venue over any dispute between the parties and no legal proceeding relating to this Agreement or any documents executed in connection herewith may be maintained except in either of such venues.

        9.9         Waiver of Jury Trial(a) . Each party hereto waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby.

        9.10         Severability(a) . If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        9.11         Enforcement(a) . The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.12         Remedies Cumulative(a) . All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

        9.13         Counterparts(a) . This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

        IN WITNESS WHEREOF, Parent, the Company and each of the Company Members has duly executed this Agreement as of the day and year first above written.

Parent:

CELLULAR TECHNICAL SERVICES COMPANY, INC. By: /s/ Stephen Katz Name: Stephen Katz Title: Chief Executive Officer and Chairman of the Board

Company:

SAFESTITCH LLC By: /s/ Jeffrey G. Spragens Name: Jeffrey G. Spragens Title: Managing Member

Company Members:

/s/ Dr. Charles Filipi DR. CHARLES FILIPI /s/ Jeffrey G. Spragens JEFFREY G. SPRAGENS /s/ Jane Hsiao JANE HSIAO

/s/ Steven Rubin
STEVEN RUBIN

/s/ Rao Uppaluru
RAO UPPALURI

THE JOY F. SPRAGENS FAMILY TRUST
DATED NOVEMBER 18, 2003

By: /s/ Kathleen Norris Hee
Name: Kathleen Norris Hee
Title:

RSLS INVESTMENTS LLC

By: /s/ Jeffrey G. Spragens
Name: Jeffrey G. Spragens
Title: Manager

FROST GAMMA INVESTMENTS TRUST

By: /s/ Philip Frost
Name: Philip Frost
Title: Trustee

Exhibit A

Boards of Parent and Company

Dr. Charles Filipi Dr. Jane Hsiao Richard Pfenniger Steven Rubin Jeffrey G. Spragens Kevin Wayne One other independent director to be selected by the Company prior to the Closing

Exhibit B

Note and Security Agreement

Exhibit C

Warrant

Exhibit D

Lockup Letter